Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

              INVESCO VAN KAMPEN DYNAMIC CREDIT OPPORTUNITIES FUND

A Special Meeting ("Meeting") of Shareholders of Van Kampen Dynamic Credit Opportunities Fund was held on Friday, April 16, 2010. The Meeting was held for the following purposes:

(1)  To approve a new investment advisory agreement with Invesco Advisers, Inc.

(2) To approve a new master sub-advisory agreement between Invesco Advisers, Inc. and its affiliates.

(3) To approve a new investment sub-advisory agreement between Invesco Advisers, Inc. and Avenue Europe International Management, L.P.

The results of the voting on the above matters were as follows:

                                                                                         Votes       Votes       Broker
Matters                                                                    Votes For    Against    Abstained   Non-Votes
-------                                                                   ----------   ---------   ---------   ---------
(1)  To approve a new investment advisory agreement with Invesco
     Advisers, Inc.....................................................   34,962,869   1,104,771   3,169,393       0

(2)  To approve a new master sub-advisory agreement between Invesco
     Advisers, Inc. and its affiliates.................................   34,865,136   1,188,547   3,183,350       0

(3)  To approve a new investment sub-advisory agreement between Invesco
     Advisers, Inc and Avenue Europe International Management, L.P. ...   34,716,316   1,239,859   3,280,858       0